Exhibit 99.3

ECOLAB

First Quarter 2017 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at **www.ecolab.com/investor.** Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB FIRST QUARTER 2017

1Q 2017 Overview

◢Earnings:

▪	Reported diluted EPS $0.86, +12% versus last year; adjusted diluted EPS $0.80, +4% versus last year
▪

Discrete tax items included a $16 million ($0.05 per share) tax benefit resulting from the adoption of accounting changes regarding the treatment of excess tax benefits on share-based compensation (these are not included in our adjusted results)

◢Sales:

▪	Reported sales +2%; fixed currency and acquisition adjusted fixed currency sales +2%
▪	Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +3%, offset by a narrowing decline in Global Energy sales
▪	New business growth and new product introductions drove share gains

◢Operating Margin:

▪	Reported operating margin -20 bps; adjusted fixed currency operating margin -10 bps
▪

Growth in Global Energy income as well as pricing, volume growth and cost savings initiatives in our Global Institutional, Global Industrial and Other segments were more than offset by higher delivered product costs (which included a $0.04 per share unfavorable currency hedge year-on-year comparison, representing a 5 percentage point negative impact on EPS growth) and investments in the business during the quarter

◢Outlook:

▪	2017: Adjusted diluted EPS of $4.70 to $4.90, +8% to 12%
▪	2Q: Adjusted diluted EPS of $1.08 to $1.15, +0% to 6%

SUMMARY

Continued new business gains and product introductions drove acquisition adjusted fixed currency growth in our Global Institutional, Global Industrial and Other segments during the first quarter.  These were partially offset by a narrowing sales decline in the Global Energy segment.  Product innovation and ongoing cost efficiency work more than offset the impact of higher than forecast delivered product costs (which included a previously discussed $0.04 per share unfavorable currency hedge year-on-year comparison, representing a 5 percentage point negative impact to EPS growth), soft economies and challenging end markets. These, along with lower interest expense, a lower tax rate and fewer shares outstanding yielded the first quarter’s 4% adjusted earnings per share increase.

We continue to expect strong earnings growth for the full year 2017, significantly outperforming an environment that includes higher delivered product costs and sluggish global economies.  We look for improving year-on-year acquisition adjusted fixed currency growth in our Global Institutional, Global Industrial and Other segments as they once again work aggressively to outpace their markets, leveraging investments we have made to further improve sales and service force effectiveness and profitability. We expect Global Energy to be comparable to last year as it benefits from a more stable market.  We expect the improving volume growth and pricing across all of our business segments to overcome delivered product cost headwinds (which slow as the year progresses) and yield stronger operating income growth. This income growth, along with lower interest expense, a lower tax rate and fewer shares outstanding, is expected to lead to stronger comparisons in the second half of the year versus the first half for Ecolab in 2017, with full year forecasted adjusted diluted earnings per share in the $4.70 to $4.90 range this year, increasing 8% to 12%, including an unfavorable $0.05 per share (1 percentage point) of currency translation impact to earnings.

We look for second quarter adjusted diluted earnings per share to be in the $1.08 to $1.15 range, increasing 0% to 6%.

HIGHLIGHTS

•	First quarter diluted earnings per share were $0.86.
•

Discrete tax items included a $16 million ($0.05 per share) tax benefit resulting from the adoption of accounting changes regarding the treatment of excess tax benefits on share-based compensation (these are not included in our adjusted results).

•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, first quarter 2017 adjusted diluted earnings per share were $0.80. This compared with adjusted diluted earnings per share of $0.77 a year ago.

•

Consolidated acquisition adjusted fixed currency sales for our Global Institutional, Global Industrial and Other segments grew 3% but were partially offset by a narrowing Global Energy sales decline. Regional fixed currency sales growth was led by Latin America and North America.

•

Reported operating margins decreased 20 basis points. Adjusted fixed currency operating margins decreased 10 basis points as higher Energy segment profits and the price and volume increase were more than offset by the impact of higher delivered product costs (which included a $0.04 per share unfavorable currency hedge year-on-year comparison, representing a 5 percentage point negative impact to EPS growth) in the quarter.  Adjusted fixed currency operating income rose 2%.

•	The operating income gain, along with a lower tax rate, lower interest expense and fewer shares outstanding, yielded a 4% increase in first quarter 2017 adjusted diluted earnings per share.
•

We continue to see sluggish economic growth, higher delivered product costs and gradually improving fundamentals in the energy markets, and we expect these to generally continue through the balance of the year.  We are again working aggressively to drive our growth, winning new business using our innovative new products and a sharp focus on sales execution, as well as driving pricing and cost efficiencies to grow our top and bottom lines at improved rates.

•

We expect improving volume growth and pricing across all of our business segments, and look for that to overcome delivered product cost headwinds (which slow as the year progresses) and yield stronger operating income growth.

•

We expect this focus on top line growth and margin expansion will yield full year adjusted diluted earnings per share forecast in the $4.70 to $4.90 per share range in 2017, rising 8% to 12%, with the second half results outpacing the first half.  We expect second quarter adjusted diluted earnings per share to be in the $1.08 to $1.15 range, up 0% to 6%.

•	In summary, despite a challenging global economic and market environment outlook, we expect to deliver strong adjusted diluted EPS growth in 2017.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	1%
Pricing	1%
Subtotal	2%
Acq./Div.	0%
Fixed currency growth	2%
Currency impact	0%
Total	2%

Amounts in the table may reflect rounding.

Ecolab’s first quarter consolidated reported, fixed currency and acquisition adjusted fixed currency sales all increased 2% when compared to the year ago period. Looking at the growth components, volume and mix rose 1%, as did pricing. Acquisitions and divestitures were insignificant and the impact from currency was nominal.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	2%	1%
Food & Beverage	3%	3%
Paper	4%	4%
Textile Care	4%	4%
Life Sciences	8%	8%
Total Global Industrial	3%	3%

FOOD & BEVERAGE

First quarter fixed currency Food & Beverage sales growth improved, rising 3% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we enjoyed strong growth in our food, beverage and brew businesses, with flattish dairy, protein and agri results. Regional fixed currency sales growth was strong in Latin America, with moderate gains in North America and Asia Pacific, while Europe grew modestly.

We have strengthened our North America sales team and the new business pipeline has improved, providing a stronger outlook for the region in 2017.  Globally, Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers. We are driving new business wins to more than offset the continued challenging industry conditions in the food and beverage industry, including further customer penetration, new business capture and leverage from our strong innovation pipeline.  We expect to show better growth in the second quarter, and improving growth comparisons as the year progresses.

WATER

Fixed currency Water sales increased 2% compared to the prior year.  Acquisition adjusted sales rose 1%.  Light industry water treatment sales showed continued good growth led by its innovative technology and service offering. Heavy industry water sales saw a modest gain as weak coal-related power market sales offset good chemical industry sales.  Mining sales declined moderately as new business sales were more than offset by the impact of prior mine closures. Regionally, we saw strong sales growth in Latin America and Middle East & Africa, and modest growth in North America and Europe.

We continue to leverage our innovative solutions to help customers optimize water efficiency, improve operating results and lower costs. We remain focused on strengthening our corporate account and enterprise sales teams, growing our new accounts pipeline and continuing to invest in growth areas for the heavy and mining industries.  We look for low single digit growth in the second quarter as improving sales gains in the light and heavy industries and easing comparisons in mining are expected to deliver better growth in our Water business over the balance of 2017.

PAPER

First quarter fixed currency Paper sales increased 4%.  Good growth in Latin America and North America, driven by strong sales efforts and business wins, more than offset declines in Asia Pacific and Europe.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show further moderate growth in 2017 through continued globalization of best practices and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences is being reported as a separate business for the first time this quarter.    Life Sciences provides comprehensive solutions to serve personal care and pharmaceutical manufacturers in their cleaning, sanitation and contamination control needs while also ensuring product quality, safety and improved operating efficiency. Products include sanitizers, disinfectants, clean-in-place (CIP) systems and other solutions to produce clean, safe and hygienic surfaces and processes for these highly sensitive industries. The business was created by combining approximately $40 million from our Global Food & Beverage business with approximately $60 million from our Global Healthcare business to establish a market leader in this critical manufacturing area.

Life Sciences first quarter fixed currency sales increased 8% as we saw good growth from recent business wins and pricing execution. Growth was led by strong sales of cleaning and disinfection programs in the pharmaceutical market and better program penetration in the personal care market. With a solid group of corporate account prospects, a developing product portfolio and our premium sales and service approach, we expect continued growth from Life Sciences over the balance of 2017.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	1%	2%
Specialty	5%	5%
Healthcare	22%	5%
Total Global Institutional	4%	3%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business grew 1%. Adjusted for divestitures, fixed currency sales for Institutional grew 2%.  Global lodging demand showed modest growth while global full service restaurant industry foot traffic remained soft.  Looking at Institutional’s regional sales, North America and Latin America rose modestly, while Asia Pacific was soft and Europe declined. North America’s underlying results were strong but sales were negatively impacted by the previously discussed exit of some low margin Swisher business; Europe and Asia Pacific also reflected the exit of certain low margin business as well as slower customer activity. Adjusted for acquisitions and the exit of the lower margin business, Global Institutional sales growth was approximately 3%, with North America sales up 5%.

We remain focused on delivering increased customer value, offering an increasing range of effective solutions that reduce our customers’ water, energy and labor costs, backed by superior on-site service.  We believe this focus, along with pricing and increased efforts to drive growth, will drive Institutional sales and profit results for the full year. Second quarter sales growth will likely be similar to the first quarter’s as good underlying sales growth is impacted by the exit of low margin business, with the second half showing stronger gains against easier comparisons.

SPECIALTY

First quarter sales for Specialty grew 5% in fixed currencies. We continue to drive growth in our global accounts and foodservice businesses, leveraging generally modest industry trends.  New business gains remain robust, driven by increased service coverage, new products, additional customer solutions and a continued focus among our customers on food safety. The somewhat lower than historic trend first quarter sales growth reflected comparison to strong existing quickservice customer orders last year and the timing of several large new customer roll outs that will benefit the second quarter and rest of the year. The food retail business posted a solid gain, with the improved sales growth reflecting continued new customer additions and product introductions.

New account wins have been strong, and with our ongoing investments in new products, an expanded sales and service force and increased solutions for customers, we expect better sales growth in the second quarter and another year of good growth in 2017.

HEALTHCARE

Fixed currency Healthcare sales were strong, rising 22% in the first quarter. First quarter results include one month of sales from our Anios acquisition; acquisition adjusted sales increased 5%.  We achieved strong growth in North America while Europe grew modestly.  We continued our focus on executing the Ecolab value proposition offering innovative products and premium on-site service programs to reduce healthcare acquired infections and increase operational efficiencies, and thereby deliver improved outcomes in hospital operating rooms, patient rooms and central sterile areas. Ecolab’s outcome-based programs are still a relatively new approach for the industry, and we are well positioned to capitalize on these trends.

The improving sales traction and new business pipeline makes us confident in the long-term growth potential for our business. Further, we expect Anios to bolster our position in Europe and accelerate our international expansion.  We look for second quarter 2017 Healthcare sales to show further solid organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-2%	-2%

First quarter fixed currency Global Energy segment sales decreased 2%,  in line with our expectations, as the North American energy industry showed improving trends. Within our upstream businesses, the drilling and completion business (representing less than 10% of Global Energy segment sales) recorded a double-digit increase.  Our production business (which represents approximately 60% of Global Energy segment sales) declined moderately reflecting the normal lag relative to drilling activity as well as last year’s modest pricing reductions and lower customer product usage. Sales in downstream rose slightly as share gains offset lower pricing and customer turnarounds.

We expect the North American energy industry to continue to improve in 2017; international oil industry trends are expected to lag North America’s recovery. We continue to look for full year 2017 Global Energy segment sales to be similar to or modestly better than 2016 with the second half outperforming the first, led by further strong growth in the drilling and completion business, and our production and downstream businesses realizing gradually improving comparisons through 2017 as activity increases, pricing stabilizes and volumes improve. Second quarter Global Energy segment sales are expected to be similar to last year as strong growth in the drilling and completion business and stable downstream results offset moderately lower production sales. We continue to be aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales gains, as well as build our position for stronger growth this year and for the future.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	6%	6%
Equipment Care	4%	4%
Total Other	5%	5%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 6% in the first quarter. Sales to food retail, hospitality, restaurant and food processing customers led the growth. Regionally, we enjoyed strong growth in North America and Asia Pacific, with moderate growth in Latin America; Europe was flat due to service timing.

We continue to drive market penetration, using innovative service offerings and new technologies to address key customer needs and global trends. Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show further good growth in the second quarter led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 4% in the first quarter.  Technician hiring delays (in part reflecting the industry’s tighter employment market) impacted the quarter’s results. Productivity improvements from our technology and training investments and strong execution continue to help drive results. We also have several initiatives underway to increase technician staffing and retention.

We believe recent corporate account wins will provide a solid pipeline for good growth in the second quarter and improved gains through 2017.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Gross Profit	$ 1,470.1	46.5%	$ 1,466.0	47.3%	0%

First quarter gross margins were 46.5%, declining 80 basis points from the year-ago level. The decline was driven by higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison) that more than offset pricing and cost savings.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
SG&A	$ 1,090.6	34.5%	$ 1,088.2	35.1%	0%

SG&A expenses represented 34.5% of first quarter sales and declined 60 basis points from last year as sales volume leverage and cost savings more than offset investments in the business.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Consolidated Op. Inc.	$ 373.3	11.8%	$ 371.5	12.0%	0%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 380.3	12.0%	$ 374.6	12.1%	2%

Consolidated operating income margins were 11.8%.  Adjusted for special charges, fixed currency operating income margins were 12.0%, declining 10 basis points from last year’s comparable margin. Adjusted fixed currency operating income rose 2%.  Growth in Global Energy income as well as pricing, volume growth and cost savings initiatives in our Global Institutional, Global Industrial and Other segments more than offset higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison) and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Industrial Op. Inc.	$ 127.0	11.3%	$ 131.5	12.0%	(3)%

Fixed currency operating income for the Global Industrial segment decreased 3%.  Acquisition adjusted fixed currency operating income declined 3% and margins decreased 70 basis points to 11.3%.  Acquisition adjusted fixed currency operating income declined 3% as improved pricing and sales volume gains were more than offset by higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison); results also reflect the comparison to a strong quarter last year.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Institutional Op. Inc.	$ 192.1	17.8%	$ 192.7	18.6%	0%

Fixed currency operating income for the Global Institutional segment was flat. Acquisition adjusted fixed currency operating income declined 2% and margins decreased 90 basis points to 17.9%. Pricing and sales volume gains were more than offset by innovation and customer investments and higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison); results also reflect the comparison to a strong quarter last year.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Energy Op. Inc.	$ 73.0	9.6%	$ 62.6	8.1%	17%

Fixed currency Global Energy segment operating income increased 17%. Acquisition adjusted fixed currency operating income increased 21% and margins grew 180 basis points to 9.5%.  Cost reduction actions and the comparison to a weak quarter last year (which included the impact from the devaluation of the Angolan Kwanza) more than offset lower pricing and higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison).

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Other Op. Inc.	$ 29.9	15.2%	$ 29.6	15.9%	1%

Fixed currency operating income for the Other segment increased 1% as pricing and sales volume gains were partially offset by field investments.

($ millions, unaudited)	2017	2016
Corporate
Special Gains/(Charges)	($7.7)	($6.3)
Corp. Expense	(41.7)	(41.8)
Total Corporate Expense	($49.4)	($48.1)

Corporate segment expense includes amortization expense of $42 million in both the first quarter of 2017 and 2016 related to the Nalco merger intangible assets. Corporate expense also includes special gains and charges. Total special gains and charges for the first quarter of 2017 were a net charge of $8 million ($5 million after tax) associated with Anios and Swisher acquisition and integration costs. Special gains and charges for the first quarter of 2016 were $6 million ($4 million after tax).

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the first quarter of 2017 was 17.4% and compared with the reported rate of 24.0% in the first quarter of 2016. The decrease in our reported tax rate is driven primarily by discrete tax items, which included a $16 million gain resulting from the adoption of accounting changes regarding the treatment of tax benefits on share-based compensation (these are not included in our adjusted results). Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 24.9% in the first quarter of 2017 and compared with 25.7% for the same period last year. The decrease in our adjusted tax rate was primarily driven by global tax planning strategies.

Ecolab reacquired 2.6 million shares of its common stock during the first quarter. The reacquired shares included 2.1 million shares acquired as part of an accelerated share repurchase undertaken during the quarter.

The net of this performance is that Ecolab reported first quarter diluted earnings per share of $0.86 compared with $0.77 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, first quarter adjusted diluted earnings per share were $0.80 compared with $0.77 last year.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	March 31
($ millions)	2017	2016
Cash and cash eq.	$ 212.1	$ 268.5
Accounts receivable, net	2,358.0	2,248.8
Inventories	1,428.3	1,386.1
Other current assets	308.9	291.5
PP&E, net	3,424.9	3,227.0
Goodwill and intangibles	11,033.8	10,506.0
Other assets	457.0	413.9
Total assets	$ 19,223.0	$ 18,341.8

Short-term debt	$ 1,699.4	$ 1,756.6
Accounts payable	1,039.3	986.1
Other current liabilities	1,466.6	1,416.8
Long-term debt	5,841.6	5,082.8
Pension/Postretirement	1,014.4	1,112.4
Other liabilities	1,283.2	1,335.0
Total equity	6,878.5	6,652.1
Total liab. and equity	$ 19,223.0	$ 18,341.8

	March 31
(unaudited)	2017	2016
Total Debt/Total Capital	52.3%	50.7%
Net Debt/Total Capital	51.6%	49.7%
Net Debt/EBITDA	2.6	2.7
Net Debt/Adjusted EBITDA	2.5	2.3

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 52% at March 31, 2017, with the net debt to adjusted EBITDA ratio at 2.5 times. Both metrics reflect a year-on-year increase in net debt related to the Anios acquisition.

SELECTED CASH FLOW ITEMS

	Three Months Ended
(unaudited)	March 31
($ millions)	2017	2016
Cash from op. activities	$ 425.7	$ 472.5
Depreciation	142.2	139.6
Amortization	73.8	72.6
Capital expenditures	152.0	140.1

Cash from operations remained strong. The decrease in cash from operating activities in the first quarter of 2017 reflects the timing of prior year tax payments.

FORECAST

Looking ahead, we remain focused on driving superior fixed currency organic sales and earnings growth through offering the best products, backed by the best service, to yield the best results at the lowest total use cost to the customer.  We will use this model, along with our corporate accounts and independent customer approach, to drive superior fixed currency organic growth in an environment that includes sluggish global economies and higher delivered product costs.  We expect the Global Energy segment to show a better performance in 2017 with improving comparisons developing through the year as the energy markets gradually recover.  While we are carefully watching our costs, we continue to make key long term investments in our growth model and critical support systems.  We also continue to invest in key acquisitions that improve our competitive set for the future.

Ecolab expects full year 2017 adjusted diluted earnings per share in the $4.70 to $4.90 range, rising 8% to 12%, with the second half of the year expected to show better earnings growth comparisons than the first half.  When compared with our 2016 performance, we expect improved acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with similar to modestly higher Global Energy segment sales. We anticipate a comparable adjusted gross margin as pricing and cost efficiency actions offset higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison in the first half), with a similar selling, general and administrative ratio to sales, lower interest expense and a slightly improved adjusted tax rate versus 2016. At current rates of exchange, we expect foreign currency translation to have an unfavorable impact of approximately 1 percentage point on full year sales and an estimated 1 percentage point (approximately $0.05 per share) unfavorable impact on diluted earnings per share.

We expect second quarter adjusted earnings to be in the $1.08 to $1.15 range, up 0% to 6% compared with $1.08 earned last year.  We look for improved acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with comparable Global Energy segment sales. Higher delivered product costs (which will include an unfavorable $0.04 per share currency hedge year-on-year comparison, representing a 4% negative impact to EPS growth) are expected to have an increased impact in the quarter, particularly in the Global Industrial and Global Energy segments.  Global Energy will also reflect the rebuilding of compensation reduced in 2016’s cost reduction actions which, when combined with the higher delivered product costs, is expected to yield lower Global Energy operating income than last year’s second quarter.  We expect consolidated gross margins to be slightly lower than last year, with similar selling, general and administrative ratio to sales, lower interest expense and a slightly improved adjusted tax rate versus 2016.  At current rates of exchange, we expect foreign currency to have an unfavorable 2 percentage point (approximately $0.02) impact on diluted earnings per share.

SUMMARY

In summary, we delivered on our forecast in the first quarter, while offsetting significant market challenges and investing in our future.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency.  We expect improving volume growth and pricing across all our business segments to overcome delivered product cost headwinds (which slow as the year progresses) and deliver attractive earnings per share growth in 2017, while we continue to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2017 second quarter and full-year financial and business results, sales, earnings and operating income growth, interest expense, tax rate, shares outstanding, margins, global economies, delivered product costs, energy market forecast, new business, performance against the market, innovation, investments, pricing, cost savings, foreign currency, and acquisition opportunities. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our most recent Annual Report on Form 10-K and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the first quarter 2017 supplemental discussion.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
(unaudited)	March 31
(millions, except percent)	2017	2016

Net Sales
Reported GAAP net sales	$ 3,161.6	$ 3,097.4
Effect of foreign currency translation	(1.1)	(6.2)
Non-GAAP fixed currency sales	$ 3,160.5	$ 3,091.2

Cost of Sales
Reported GAAP cost of sales	$ 1,691.5	$ 1,631.4
Special (gains) and charges	1.5	0.0
Non-GAAP adjusted cost of sales	$ 1,690.0	$ 1,631.4

Gross Margin
Reported gross margin	46.5%	47.3%
Non-GAAP adjusted gross margin	46.5%	47.3%

Operating Income
Reported GAAP operating income	$ 373.3	$ 371.5
Effect of foreign currency translation	(0.7)	(3.2)
Non-GAAP fixed currency operating income	$ 372.6	$ 368.3

Reported GAAP operating income	$ 373.3	$ 371.5
Special (gains) and charges	7.7	6.3
Non-GAAP adjusted operating income	381.0	377.8
Effect of foreign currency translation	(0.7)	(3.2)
Non-GAAP adjusted fixed currency operating income	$ 380.3	$ 374.6

Operating Income Margin
Reported GAAP operating income margin	11.8%	12.0%
Non-GAAP adjusted fixed currency operating income margin	12.0%	12.1%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
(unaudited)	March 31
(millions, except percent and per share)	2017	2016

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 253.5	$ 230.8
Special (gains) and charges, after tax	5.2	4.4
Discrete tax net expense (benefit)	(22.8)	(4.8)
Non-GAAP adjusted net income attributable to Ecolab	$ 235.9	$ 230.4

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 0.86	$ 0.77
Special (gains) and charges, after tax	0.02	0.01
Discrete tax net expense (benefit)	(0.08)	(0.02)
Non-GAAP adjusted diluted EPS	$ 0.80	$ 0.77

Provision for Income Taxes
Reported GAAP tax rate	17.4%	24.0%
Special gains and charges	0.3	0.2
Discrete tax items	7.2	1.5
Non-GAAP adjusted tax rate	24.9%	25.7%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,271.9	$ 1,013.8
Provision for income taxes	383.9	284.1
Interest expense, net	261.0	247.2
Depreciation	571.7	557.0
Amortization	287.2	297.5
EBITDA	$ 2,775.7	$ 2,399.6
Special (gains) and charges impacting EBITDA	106.9	493.3
Adjusted EBITDA	$ 2,882.6	$ 2,892.9

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86
Adjustments:
Special (gains) and charges (3)	0.02
Discrete tax expense (benefits) (4)	(0.08)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually immaterial items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 primarily include Anios and Swisher acquisition and integration costs.

(4) The first quarter 2017 discrete tax items net benefits of $22.8 million were driven primarily by a $16.0 million tax benefit associated with the accounting change for stock compensation for excess tax benefits. The remaining $6.8 million discrete tax benefits were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.